Exhibit 99.1

IO Biotech Announces Year-End Results for 2021

—Updated Data from Phase 1/2 study of IO102-IO103 in Combination with Nivolumab Showing High Response Rates in Metastatic Melanoma to be Presented at AACR in April—

— Began Patient Recruitment for Global Phase 3 Combination Trial with Lead Asset IO102-IO103 and KEYTRUDA® (pembrolizumab) as First-Line Treatment in Advanced Melanoma—

—Strong Cash Position with Runway to Support Multiple Data readouts into mid-2024—

New York, New York – March 31, 2022: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform, announced today financial results for the year ended December 31, 2021.

“The past year has been a transformative period for IO Biotech, during which we made substantial progress developing our promising pipeline,” said Mai-Britt Zocca, Ph.D., President and Chief Executive Officer of IO Biotech. “We believe our platform and product candidates may represent a paradigm shift in the management of cancer, and that they have the potential to become cornerstones of treatment regimens for multiple solid tumors. The publication of the compelling high response rate data from the Phase 1/2 MM1636 melanoma trial in Nature Medicine supports the potential of IO102-IO103 in this patient population. Clinical updates from this study will be presented at the AACR meeting next month. Although we are experiencing longer than expected lead times in clinical trial site activation and patient enrollment, we look forward to progressing this lead asset in the ongoing global Phase 3 trial. We will be providing an update during the middle of this year on the anticipated timing of receiving interim data from this trial. With a solid balance sheet as a result of our successful capital raises and initial public offering in 2021, we were able to debut as a public company with a substantial cash runway to carry us through multiple data readouts into mid-2024.”

Highlights from 2021 & Recent Weeks

•

Announced the publication of clinical data in Nature Medicine from the Phase 1/2 MM1636 study of IO102-IO103 in combination with nivolumab in metastatic melanoma; updated data cut as of December 1, 2021 including multiple sub-group analyses to be presented for the first time at AACR 2022

•	Initiated clinical collaboration with Merck to evaluate IO102-IO103 with KEYTRUDA® (pembrolizumab) as first-line treatment of advanced melanoma patients in a Phase 3 trial

•

Initiated clinical collaboration with Merck to evaluate IO102-IO103 in combination with KEYTRUDA® (pembrolizumab) as first-line treatment of metastatic solid tumors in a Phase 2 multi-cohort basket trial

•	Began patient recruitment for global Phase 3 combination trial with our lead asset IO102-IO103 and KEYTRUDA® (pembrolizumab) as first-line treatment in advanced melanoma

•	Strengthened leadership team and Board of Directors, and expanded the Company’s global footprint

•	Raised $253 million in new capital investment in 2021; debuted as a public company on the Nasdaq exchange November 2021

2021 Financial Results

•

Net loss was $67.9 million for the year ended December 31, 2021 compared to $12.0 million for the prior year period. The increase in net loss was primarily related to an increase in research and development and general and administrative expenses, as well as increase in other expense primarily related to an increase in the fair value adjustments on preferred stock tranche of $26.5 million.

•

Research and development expenses were $30.2 million for the year ended December 31, 2021, compared to $8.5 million for the prior year period. The increase of $21.7 million was primarily related to an increase in costs for clinical trial-related activities for our IO102-IO103 product candidate, including the completion of our Phase 1/2 clinical studies, of $9.8 million, which includes $2.9 million in one-time costs triggered by our IPO, an increase in chemistry, manufacturing and control, or CMC, activities of $5.0 million as well as an increase in personnel costs of $5.4 million primarily related to an increase in headcount and related recruiting cost.

•

General and administrative expenses were $11.1 million for the year ended December 31, 2021, compared to $1.7 million for the prior year period. The increase of $9.4 million was primarily related to an increase in professional services of $3.1 million related primarily to corporate legal fees and audit and tax fees and other consulting costs in support of our growth as well as an increase in personnel costs of $2.4 million primarily related to an increase in headcount and related recruiting costs and an increase in consultants, insurance and other costs of $3.8 million.

•	Cash and cash equivalents of $211.5 million at December 31, 2021; cash runway sufficient to support operations through multiple data readouts into mid-2024.

About the MM1636 Clinical Trial

The MM1636 trial (ClinicalTrials.gov: NCT03047928), an investigator-initiated trial at the Copenhagen University Hospital, Herlev, enrolled 30 patients with metastatic melanoma. In this Phase 1/2 clinical trial, patients received the multi-antigen immunotherapeutic, IO102-IO103, in combination with the anti-programmed death 1 (PD-1) antibody nivolumab as first line treatment. Patients were treated with nivolumab every second week as long as there was a clinical benefit or no adverse events prohibiting further treatment. IO102-IO103 was given from the start of administration of nivolumab and every second week for the first six weeks and thereafter, every fourth week for 41 weeks. The trial objectives were to assess safety, immune response in blood and biopsies as well as efficacy.

About the IOB-013 / KN-D18 Clinical Trial

IOB-013 / KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment will be 300 patients from centers spread across Europe, Australia, and the United States. Biomarker analyses will also be conducted. IO Biotech will sponsor the Phase 3 trial and Merck will supply pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform. The T-win® platform is a novel approach to cancer immunotherapy designed to activate naturally occurring T cells to target immunosuppressive mechanisms. IO Biotech is advancing in clinical studies its lead immuno-oncology candidate, IO102-IO103, targeting IDO and PD-L1, and through clinical and preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has additional offices within the United States (New York, New York and Rockville, Maryland) and United Kingdom (Monmouthshire).

For further information, please visit www.iobiotech.com

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial site activation and patient enrollment, the timing of updates and anticipated trial data readouts, and future clinical trials, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:

Mai-Britt Zocca, Ph.D.

President and CEO

IO Biotech, Inc.

mz@iobiotech.com

Keith Vendola, M.D.

CFO

IO Biotech, Inc.

kv@iobiotech.com

Investor Inquiries:

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577

cdavis@lifesciadvisors.com

Media Contact:

Raena Mina, Ph.D.

LifeSci Communications

646-606-1438

rmina@lifescicomms.com

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IO BIOTECH, INC

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses
Research and development	$30,152	$8,464
General and administrative	11,082	1,681

Total operating expenses	41,234	10,145

Loss from operations	(41,234)	(10,145)

Other income (expense)
Currency exchange gain (loss), net	319	114
Interest expense	(361)	(26)
Fair value adjustments on preference shares tranche obligations and convertible notes	(26,535)	(1,985)

Total other income (expense), net	(26,577)	(1,897)

Loss before income tax expense	(67,811)	(12,042)
Income tax expense	68	—

Net loss	(67,879)	(12,042)
Cumulative dividends on class B and C preference shares	(7,108)	(2,552)

Net loss attributable to common shareholders	(74,987)	(14,594)

Net loss per common share, basic and diluted	$(17.30)	$(82.36)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	4,335,629	177,200

Other comprehensive loss
Net loss	(67,879)	(12,042)
Foreign currency translation	(3,450)	664

Total comprehensive loss	$(71,329)	$(11,378)

See accompanying notes to the consolidated financial statements.

IO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$211,531	$3,405
Prepaid expenses and other current assets	10,207	2,230

Total current assets	221,738	5,635
Restricted cash	268	—
Other non-current assets	282	18

Total assets	$222,288	$5,653

Liabilities, convertible preference shares and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,928	$522
Accrued expenses and other current liabilities	6,377	2,528

Total current liabilities	10,305	3,050
Other long-term liabilities	59	—

Total liabilities	10,364	3,050

Commitments and contingencies (Note 9)
Convertible preference shares
Class B preference shares, $0.16 par value; no shares authorized, issued or outstanding at December 31, 2021; 584,583 shares authorized, issued and outstanding at December 31, 2020	—	37,906

Stockholders’ equity (deficit)
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of December 31, 2021; no shares authorized, issued or outstanding at December 31, 2020	29	—
Class A ordinary shares, par value of $0.16 per share; no shares authorized, issued or outstanding at December 31, 2021; 177,200 shares authorized, issued and outstanding as of December 31, 2020	—	28
Additional paid-in capital	319,665	1,110
Accumulated deficit	(106,281)	(38,402)
Accumulated other comprehensive loss	(1,489)	1,961

Total stockholders’ equity (deficit)	211,924	(35,303)

Total liabilities, convertible preference shares and stockholders’ equity (deficit)	$222,288	$5,653

See accompanying notes to the consolidated financial statements

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 7 of 7